Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Genentech’s Renewal
of Technology Access Agreement

CAMBRIDGE, MA, May 3, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Genentech (NYSE: DNA) has renewed the agreement that provides Genentech with certain rights to test and to use ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with Genentech therapeutic antibodies to specific targets. The original May 2000 agreement included a provision that allows Genentech to renew the agreement for one additional three-year term by payment of a $2 million technology access fee, which Genentech has now paid to ImmunoGen.

In May 2000, ImmunoGen and Genentech entered into a five-year agreement granting Genentech certain rights to test ImmunoGen’s maytansinoid TAP technology with Genentech therapeutic antibodies to specific targets, and to license the right to use the technology to develop products on the terms defined in the agreement. Under this agreement, Genentech recently licensed the exclusive right to use ImmunoGen’s technology with therapeutic antibodies to an undisclosed target.

Mitchel Sayare, PhD, ImmunoGen Chairman and CEO, commented, “We believe this technology access agreement is beneficial to both companies. It enables us to derive a return from TAP products developed by Genentech using their proprietary therapeutic antibodies – antibodies that aren’t available for our own product programs – and it provides Genentech with continued access to our TAP technology.”

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company uses its TAP technology to develop its own products, and helps fund its product programs by selectively outlicensing its technology to other companies for use with their proprietary antibodies. In April 2005, Genentech licensed the right to use ImmunoGen’s maytansinoid TAP technology with its therapeutic antibodies to an undisclosed target. Genentech also licensed the right to use ImmunoGen’s technology with therapeutic antibodies to HER2 under a separate agreement.

–more–

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell- killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

# # #

-more-